--------------------------------------------------------------------------------
SEC              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
1746 (11-02)     INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                 UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                 -------------------------------
                 UNITED STATES                   OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION         -------------------------------
           WASHINGTON, D.C. 20549                OMB Number: 3235-0145
                                                 -------------------------------
                                                 Expires: December 31, 2007
                                                 -------------------------------
                                                 Estimated average burden
                                                 hours per response . . . . . 11
                                                 -------------------------------


                                  SCHEDULE 13D
                                (AMENDMENT NO. 1)

                    Under the Securities Exchange Act of 1934

                    Plains Exploration and Production Company
--------------------------------------------------------------------------------
                                (Name of Company)

                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    726505100
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                         Sandell Asset Management Corp.
                               40 West 57th Street
                                   26th Floor
                               New York, NY 10019
                   Attention: Richard Gashler, General Counsel
                                  212-603-5700

                                 With a Copy to:
                              Marc Weingarten, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10019
                                  212-756-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 13, 2007
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

10552412.1

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 2 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Castlerigg Master Investments Ltd.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
 NUMBER OF       8    SHARED VOTING POWER
  SHARES
BENEFICIALLY                  2,808,455
 OWNED BY      -----------------------------------------------------------------
   EACH          9    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                   0
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              2,808,455
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              2,808,455
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

              2.5%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 3 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Sandell Asset Management Corp.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
  NUMBER OF      8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                 3,674,941
  OWNED BY     -----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                  0
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              3,674,941
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              3,674,941
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              3.2%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 4 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Castlerigg International Limited
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
  NUMBER OF      8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                 2,808,455
  OWNED BY     -----------------------------------------------------------------
    EACH        9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                  0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                              2,808,455
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              2,808,455
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.5%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 5 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Castlerigg International Holdings Limited
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
  NUMBER OF      8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                 2,808,455
  OWNED BY     -----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                  0
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              2,808,455
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              2,808,455
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.5%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 6 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Castlerigg Global Select Fund Limited
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
  NUMBER OF      8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                 866,486
  OWNED BY    ------------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                  0
              ------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              866,486
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              866,486
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.8%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 7 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              CGS, Ltd.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
  NUMBER OF    -----------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                    866,486
    EACH       -----------------------------------------------------------------
  REPORTING      9    SOLE DISPOSITIVE POWER
 PERSON WITH
                              0
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              866,486
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              866,486
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.8%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 8 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Castlerigg GS Holdings, Ltd.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
  NUMBER OF      8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                 866,486
  OWNED BY     -----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                  0
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              866,486
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              866,486
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.8%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 9 OF 12 PAGES

----------------------------------               ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Thomas E. Sandell
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

              AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING
        IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Sweden
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                              0
               -----------------------------------------------------------------
  NUMBER OF      8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                 3,674,941
  OWNED BY     -----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                  0
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                              3,674,941
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              3,674,941
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                               [ ]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              3.3%*
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

_________________________
* Based upon an estimate, see Item 5(a) below.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 10 OF 12 PAGES

----------------------------------               ------------------------------

      The Schedule 13D filed on October 19, 2007 by Castlerigg Master Investments Ltd., a British Virgin Islands company ("Castlerigg Master Investments"); Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"); Castlerigg International Limited, a British Virgin Islands company ("Castlerigg International"); Castlerigg International Holdings Limited, a British Virgin Islands company ("Castlerigg Holdings"); Castlerigg Global Select Fund Limited, a Cayman Islands exempted company ("Castlerigg Global Select"); CGS, Ltd., a Cayman Islands exempted company ("CGS"); Castlerigg GS Holdings, Ltd., a Cayman Islands exempted company ("CGSH") and Thomas E. Sandell ("Sandell") with respect to the common stock, par value $0.01 per share ("Common Stock"), of Plains Exploration & Production Company, a Delaware corporation (the "Issuer") is hereby amended by this Amendment No. 1. Castlerigg Master Investments, SAMC, Castlerigg International, Castlerigg Holdings, Castlerigg Global Select, CGS, CGSH and Sandell are collectively referred to herein as the "Reporting Persons". As the Reporting Persons no longer beneficially own, in the aggregate, greater than 5% of the Common Stock, this Amendment No. 1 constitutes an "exit filing" and the Reporting Persons do not intend to file any further updates or amendments to the Schedule 13D.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

Paragraphs (a) and (e) of Item 5 of the Schedule 13D is hereby amended and restated as follows:

      The Issuer has informed the Reporting Persons that, following its acquisition of Pogo Producing Company, a Delaware corporation ("Pogo"), there are currently an estimated 112,800,000 shares of Common Stock outstanding. The estimate can be calculated by adding the 40,063,702 shares of Common Stock that were issued as consideration for the Pogo acquisition, as reported by the Issuer in a Form 8-K filed with the United States Securities and Exchange Commission ("SEC") on November 6, 2007, to the 72.8 million shares of Common Stock the Issuer reported outstanding as of October 29, 2007 in its Form 10-Q filed with the SEC on November 1, 2007. The percentages reported herein are based upon this estimated number of outstanding shares of Common Stock.

      The amount and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons is reported herein as of the close of business on November 15, 2007. Each of Castlerigg Master Investments, SAMC, Castlerigg International, Castlerigg Holdings and Sandell may be deemed to beneficially own the 2,808,455 shares of Common Stock held by Castlerigg Master Investments, representing approximately 2.5% of the outstanding shares of Common Stock. Each of CGS, CGSH, Castlerigg Global Select, SAMC and Sandell may be deemed to beneficially own the 866,486 shares of Common Stock held by CGS, representing approximately 0.8% of the outstanding shares of Common Stock. The Reporting Persons may be deemed to be a "group," which "group" may be deemed to beneficially own an aggregate of 3,674,941 shares of Common Stock, representing approximately 3.3% of the outstanding shares of Common Stock.

      (e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock after the Issuer completed its acquisition of Pogo as reported by the Issuer on a Form 8-K filed with the United States
SEC on November 6, 2007.

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 10 OF 12 PAGES

----------------------------------               ------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 16, 2007

CASTLERIGG MASTER INVESTMENTS LTD.
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer


SANDELL ASSET MANAGEMENT CORP.
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer


CASTLERIGG INTERNATIONAL LIMITED
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer


CASTLERIGG INTERNATIONAL HOLDINGS LIMITED
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer

                                  SCHEDULE 13D

----------------------------------               ------------------------------
CUSIP NO.      726505100                         PAGE 12 OF 12 PAGES

----------------------------------               ------------------------------


CASTLERIGG GLOBAL SELECT FUND LIMITED
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer


CGS, LTD.
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer


CASTLERIGG GS HOLDINGS, LTD.
   By: Sandell Asset Management Corp., as investment manager


   By:/s/ Thomas E. Sandell
      ------------------------
      Thomas E. Sandell
      Chief Executive Officer


THOMAS E. SANDELL


/s/ Thomas E. Sandell
------------------------
   Thomas E. Sandell, individually